Greektown Superholdings, Inc. 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

Greektown Superholdings, Inc. Forms Special Committee to Review
Acquisition Proposal

DETROIT, MI, January 19, 2013 — Greektown Superholdings, Inc. announced that on January 17, 2013 its Board of Directors formed a Special Committee of the Board to review the previously disclosed correspondence received from Athens Acquisition LLC ("Athens").  The Special Committee's mandate is to assess Athens' position and make a recommendation to the Board of Directors on this and other strategic alternatives.  The Special Committee is in the process of retaining special counsel and financial advisors to assist it in this process.

About Greektown Superholdings, Inc.

Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555, Brizola and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Media Contact:
Greektown Superholdings, Inc.
Lloryn R. Love
Communications Manager
313-223-2999, ext. 5455
(313) 477-6617
llove@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President, Chief Financial Officer and Treasurer
313-223-2999, ext. 5467
gtomaszewski@greektowncasino.com